                                                                    EXHIBIT 10.3

                           CONTRACTOR WORK AGREEMENT
                                    PHASE II

     Americas Home Page, Inc. (AHP) agrees to hire, as an independent contractor, the JEDI Group, Inc. for work described in the Americas Home Page Design Document (Exhibit A) dated April 7, 1999. As described in this proposal, Phase II will be broken into different tasks specified within the document. Jon Sullivan and Erik Borrows agree to provide the services defined in the document addressed above for Phase II of the project. The payment schedule and tasks will be defined as follows.

PHASE II - April 1-May 1

The development of a Phase II prototype web site will have most of the functionality, referred to in the Americas Home page design specification (Exhibit A), but with much of the content as temporary placeholders. This prototype version will demonstrate the general look, feel and functionality of the final version, but is considered a work-in-progress.

     Payment due    April 15, 1999      $4,075
     Payment due    May 1, 1999         $8,150 (completion of Phase II)
                                        ------
     Total Phase II:                   $12,225


Payable to Erik G. Burrows, President, The Jedi Group, Inc.



     Any additional tasks not included in this specification will be contracted separately through a change order mechanism.

I agree to the above definition of all terms and to the payment and milestone schedule.


Signed by /s/ Joel W. Cohen                       Date  4/7/99
          -----------------                             ------
Americas Home Page


Signed by /s/ Erik Burrows                        Date  4/7/99
          -----------------                             ------
Erik Burrows, Pres. Jedi Group Inc.


Signed by /s/ Jon Sullivan                        Date  4/7/99
          -----------------                             ------
Jon Sullivan, VP Jedi Group Inc.

                           CONTRACTOR WORK AGREEMENT
                                   PHASE III

     American Home Page, Inc. (AHP) agrees to hire, as an independent contractor, the JEDI Group, Inc. for Work described in the American Home Page Design Documents (Exhibit A) dated April 7, 1999. As described in this proposal, Phase III will be broken into different tasks specified within the document. The JEDI Group, Inc. agrees to provide the services defined in the document addressed above for Phase III of the project. The payment schedule and tasks will be defined as follows.

PHASE III--May 1-July 1

This launch version is described in full in the American Home Page design specification (Exhibit A). This will be the web site version that launches to the public.

     Payment due:   May 5, 1999         $8,150
     Payment due:   June 1, 1999        $8,150
     Payment due:   July 1, 1999        $8,150

     Total Phase III:                   $24,450

Payable to Jedi Group, Inc.

     Any additional tasks not included in this specification will be contracted separately through a change order mechanism.

I agree to the above definition of all terms and to the payment and milestone schedule.


Signed by Joel W. Cohen                      Date 4/9/99
          _______________________                 ______
American Home Page, Inc.


Signed by Erik Burrow                        Date 4/7/99
          ________________________                ______
Erik Burrow, Pres. Jedi Group, Inc.


Signed by Jon Sullivan                       Date 4/7/99
          ________________________                ______
Jon Sullivan, VP Jedi Group Inc.

                                   EXHIBIT A




                             SPECIFICATION PROPOSAL

                                      FOR

                           AMERICA'S HOME PAGE, INC.


                                    Prepared
                                       by
                                   Jedi Group
                                  7 April 1999

                                                                    7 April 1999

                               TABLE OF CONTENTS

OVERVIEW...............................................                                 4

PHASES AND TIMELINE....................................                                 4
  Phase I (Completed) - Initial conceptualization
    and discussions....................................                                 4
  Phase II (1 May 1999) - Architecture and database
    construction; interface design ....................                                 4
  Phase III (1 June 1999) - Final programming,
    production, and testing............................                                 4
  Public Launch (1 July 1999)..........................                                 5

COST...................................................                                 5

DEVELOPMENT TEAM.......................................                                 5
  Jedi Group...........................................                                 5
  Silvervision Entertainment...........................                                 5

COMMUNICATION AND CONTACTS.............................                                 5

DEVELOPMENT PROCESS....................................                                 6

DESIGN ASSUMPTIONS.....................................                                 6
  Baselines............................................                                 7
    End Member.........................................                                 7
    Load Volume........................................                                 7

PLATFORM ARCHITECTURE..................................                                 7

INTERFACE DESIGN.......................................                                 8

SOFTWARE...............................................                                 8

FEATURE LIST...........................................                                 9

WEB SITE FUNCTIONALITY.................................                                 9
  Advertising..........................................                                 9
  Content..............................................                                 9
    News Headlines.....................................                                10
    Resources..........................................                                10
    Stock Information..................................                                10
  Help.................................................                                10
  "I Want 2" Best of Links.............................                                10
  Member Tracking......................................                                10
  Membership...........................................                                10
  Personalization......................................                                11
    Bandwidth..........................................                                11
    Layout.............................................                                11
  New Member Registration..............................                                11
  Sign in..............................................                                11
  Share Screen.........................................                                12
  Site of the Day......................................                                12
  Third-Party Services.................................                                12
  Virtual Briefcase....................................      ERROR! BOOKMARK NOT DEFINED.
    Address Book.......................................      Error! Bookmark not defined.
    Calendar...........................................      Error! Bookmark not defined.
    Memos..............................................      Error! Bookmark not defined.

America's Homepage

                                                                    7 April 1999

    Reminders............................................    Error! Bookmark not defined.
  Miscellaneous..........................................                              12

WARRANTS AND SHARES......................................                              12

SECURITY.................................................                              14
  Demonstrate Due-Diligence..............................                              14
  Eliminate Known Vulnerabilities........................                              14
  Independent Review.....................................                              15
  Levels of Deterrents...................................                              15
  Open Port Policies.....................................                              15
  System Maintenance.....................................                              15

TESTING AND RELIABILITY..................................                              15
  Bandwidth Management...................................                              15
  Contingency Planning (including managed growth)........                              15
  Environmental Controls.................................                              15
  Fault-Tolerance........................................                              16
  Hardware Selection.....................................                              16
  Redundancy.............................................                              16
  Remote Management......................................                              16
  System Set-up..........................................                              16

DOCUMENTATION............................................                              16
 Process and Procedures..................................                              17
    Access...............................................                              17
    Backup Policies......................................                              17
    Migration............................................                              17

CHANGE ORDERS AND REVISIONS..............................                              17

MAINTENANCE AND ONGOING DEVELOPMENT......................                              17

America's Homepage
                                                                               3

                                                                    7 April 1999


OVERVIEW

Jedi Group will create a "portal" for America's Home Page (AHP), otherwise called zahp.com. AHP members will be able to customize this portal and take advantage of featured utilities. Some of these features will be programmed by Jedi Group while other features will be purchased or licensed through third-party vendors. The portal will also feature "shares" which will be accrued by members when they visit the zahp.com web site.

Jedi Group will construct hardware and software solutions for hosting the zahp.com web site. Jedi Group will make recommendations for these solutions, respective installation and configuration, initial system administration, and backup and security policies. Various databases will be created to maintain data on members and dynamic site information.

This document represents the final specifications for the creation of America's Home Page (AHP), otherwise called zahp.com.

PHASES AND TIMELINE

The AHP project is divided into three phases:

Phase I (Completed) -- Initial conceptualization and discussions

Phase II (1 May 1999) -- Architecture and database construction; interface design

     - Demonstrate real and potential functionality(1)
     - Develop on interim hardware and software (a subset of the final architecture)
     - Produce a "road show" version
     - Working prototype finished

     (1) NOTE: Some features may not be completely built out. For example, clicking on the Reminders link may take a member to a page identical to the final Reminders page, but the member would be unable to set real reminders.

Phase III (1 June 1999) -- Final programming, production, and testing

     - All copy, graphics, and options finalized
     - All features built out
     - All functionality and navigation finalized
     - All systems tested for robustness and security
     - Documentation completed
     - Migration to the final hardware architecture and database software
     - Warrant accrual and requirements completed(1)



America's Homepage                                                     4

                                                                    7 April 1999


  * NOTE: At the end of Phase III, the final state of the warrant system remains undefined. For the purposes of finalizing this specification, Jedi Group agrees to complete the following warrant features:

          - Management interfaces
          - Reporting (individual and site-wide)
          - Warrant accrual


Public Launch (1 July 1999)

COST
To be discussed.


DEVELOPMENT TEAM


JEDI GROUP
     - Database design, implementation, and programming
     - Network architecture and configuration
     - Portal documentation, management, and planning
     - Portal GUI interface implementation, and programming
     - Share and member tracking
     - Integration of third-party functionality
     - Recommendations, production, and planning
     - Testing and deployment


SILVERVISION ENTERTAINMENT
     - Design, marketing, and final sign-off
     - Portal final decisions
     - Portal graphical look and feel
     - Portal graphics
     - Third-party vendor application arrangements (for portal features)


COMMUNICATION AND CONTACTS

Jedi Group will create an AHP project status area that includes contact information, threaded news board, list of priorities, and working timelines.

Jedi Group consultants have limited availability during the day. Therefore, unless otherwise specified, Jedi Group consultants are contacted via e-mail during the day and via telephone during the evening or weekends. However, we will work to ensure that someone is designated to respond promptly to e-mail during working hours.


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
                                                                    7 April 1999


Jedi Group assumes a bi-monthly meeting schedule with Silvervision Entertainment. Jedi Group suggests regular conference calls each Monday evening, with a possible additional conference call on Thursday evenings. Conference calls will begin no earlier than 6:30pm unless specified. Jon Sullivan will be available for pre-arranged trips to the Silvervision Entertainment office during the morning or evening.

The e-mail address for the AHP project is: ahp@griffinsystems.net. To ensure that all Jedi Group consultants are kept current on AHP project communications, this e-mail address should always be used.


DEVELOPMENT PROCESS

The following list represents a "streamlined" version of the development process we will use during the AHP project. Many of these steps will happen concurrently and should not be thought of as a time line, but rather as road map.

     1. Initial meeting to establish goals and confirm feature/functionality set (done)
     2.  Development of site flowchart and storyboards
     3.  Discussion of look-and-feel prototypes and interface design
     4.  Approval for hardware and software
     5.  Hardware and software procurement, installation, and configuration
     6.  Establish goals and schema for the database
     7.  Create standards and procedures documentation
     8.  Storyboard site flow and functionality
     9.  Begin back-end programming
     10. Finalize look-and-feel and begin HTML templates
     11. Receive textural content and graphics
     12. Finalize templates and begin working pages
     13. Begin integration of textural content
     14. Finalize all dynamic pages
     15. Finalize decisions for third-party features
     16. Finalize content integration
     17. Finalize back-end programming
     18. Test site on various systems
     19. Make the site live


DESIGN ASSUMPTIONS

Jedi Group assumes that the zahp.com web site will be hosted on a platform built by Jedi Group and collocated at Verio Southern California. Jedi Group will be given full access to zahp.com systems.

The zahp.com web site will conform to the HTML 3.2 standard and will be tested on multiple platforms using the "standard browsers." The standard browsers at this time are considered to be Version 3 (Netscape Communicator and Internet Explorer). Jedi Group will can develop content for other browsers, however, this must be included within the

America's Homepage                                                             6

                                                                    7 April 1999


specifications and agreed upon by Jedi Group and Silvervision Entertainment. Certain dynamic features will not be possible on older browsers.

The zahp.com web site will be designed to accommodate a 640x480 pixel, 256-color monitor with no scrolling. Jedi Group can design content for higher resolutions, however, this must be included within the specifications and agreed upon by Jedi Group and Silvervision Entertainment.

Back-end programming for the zahp.com web site will utilize Perl and PHP3 technology that connects to an Oracle database.

Any and all content that is to be integrated will be given to Jedi Group in electronic format. For text, we prefer MS Word, ASCII text, or WordPerfect. For graphics, we prefer .TIFF, .PSD, .BMP, .EPS, or .GIF format. An extra charge will be applied to any content we need to extract from Quark. We will accept content in HTML format, but we may have to reformat it so that it will fit our templates. Unformatted text is preferred.

Jedi Group will not scan photos or acquire text via Optical Character Recognition (OCR).

BASELINES
Jedi Group will create the portal interface based on predetermined abilities of the end member and site volume. Jedi Group will rely on Silvervision Entertainment to finalize these predetermined baselines.

END MEMBER
Jedi Group will use Version 3 browsers (Netscape Communicator and Internet Explorer) as a baseline web client. Jedi Group assumes that members will be familiar with navigating web sites and using common browser functions. Jedi Group assumes that members will have cookies, graphics, and Java enabled. The zahp.com web site will also be accessible from America Online.

LOAD VOLUME
Currently, Jedi Group has no basis for determining what the expected server load may be. We assume that AHP will use a "ramped" marketing schedule designed to build member volume over time. Jedi Group will create a fairly flexible architecture that can respond to increased traffic if we are given sufficient lead time. Our design will attempt to exceed the needs of the initial public launch.

PLATFORM ARCHITECTURE
Jedi Group will design multiple hardware configurations for presentation pending final approval by Silvervision Entertainment. These configurations take into account the following functional imperatives:

     1.  Two separate environments must exist for development and consumption.


America's Homepage                                                             7

                                                                    7 April 1999

2. The zahp.com web site may experience extremely high traffic from day one and high growth afterwards.
3. The member profiling features could experience large data storage requirements and high growth over time, possibly requiring many megabytes of data per member and millions of members over a short period of time.
4. Bottlenecks in the data flow are expected to be web server process usage, database size, and computational overhead. These factors drive the scalability considerations.
5. Security and reliability are paramount. To that end, the operating systems, database servers, and web servers will be set up with the minimum number of activated features to minimize possible security holes. Shell access to the machines will be limited to SSH allowing for authentication. The database will be set up to allow direct access only to the logical access layer of programming supplied by Jedi Group, never by any other means.
6. Procedures will be created to ensure regular, archived backups of both the production and development environments. Lastly, any and all web pages that could contain sensitive data will be made only in authenticated, encrypted environments.

Once the platform has been selected, Jedi Group will configure it for project use and install it within the selected collocation facility.

Currently, Jedi Group assumes that the initial production for the site will take place on a subset of the final architecture. This will lower initial costs and delay many large expenses until after the road show.

INTERFACE DESIGN
The graphical look-and-feel will be the responsibility of Silvervision Entertainment. Jedi Group may offer advice and suggestions, but all templates and interfaces will be created using designs and graphics submitted by Silvervision Entertainment.

The portal will be frames-based and dynamically created using service-side scripting techniques to export standard HTML. Java, JavaScript, and DHTML features may be used, but only if simpler technologies do not meet the required feature specifications.

All dynamic pages will be created using templates with information drawn from the database and third-party vendors.

SOFTWARE
Jedi Group will recommend, procure, and install required software. Silvervision Entertainment will be responsible for any and all final software decisions and purchases.

Jedi Group will not create documentation for third-party software.


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
                                                                    7 April 1999


FEATURE LIST
The objective of the portal is to provide members with personalized functions that will compel them to visit the zahp.com web site often for useful information and utilities. This will be done using techniques similar to that of other web sites such as go2net.com, excite.com, and my.netscape.com.

Jedi Group will design an interface to accommodate any number of personalized functions. However, the initial version will be limited to the following:

- Alert window                               - Classifieds*
- "I Want 2" Best of Links                   - Maps*
- Flexible ad frame                          - News*
- Help                                       - Resources*
- Share Accrual                              - Search*
- Sign In                                    - Sports*
- Site of the Day                            - Stock Information*
                                             - Weather*
                                             - White Pages*
                                             - Yellow Pages*

*NOTE: Provided by third-party vendor


WEB SITE FUNCTIONALITY

ADVERTISING
The zahp.com web site will use frames technology in order to exploit advertising capabilities within the interface. Jedi Group will program interfaces to administer and schedule ads and track member click-throughs and impressions.

Ads will have parameters which determine how often they appear. Ads will rotate once every five minutes or each time the member clicks a link in the main window (only in the zahp.com web site).

Ads can optionally be associated with demographic categories. As a result, those ads will only be seen by registered members who fit those particular demographic categories. Ads may also be associated with keywords. As a result, those ads will appear if a member searches for certain keywords.


CONTENT
Sections within the zahp.com web site would allow members to explore various information categories (i.e. news, sports, art, technology, etc.). These categories would consist of the ZAHP frame, banner advertising, content category title, description, original editorial comments, graphics, and links to pertinent web sites pre-rated for


America's Homepage                                                             9

                                                                    7 April 1999

content and usefulness. On day one, these categories would consist only of the above functionality, but would later expand dramatically in to contain original content and/or content from large media partners.

NEWS HEADLINES

Members can obtain daily news headlines with links to corresponding articles. It is assumed this data will come from a third party such as infospace.com.

RESOURCES

Members can obtain valuable reference information from Yellow Pages, White Pages, Maps, PeopleFind, dictionary/encyclopedia/thesaurus, foreign languages, etc. This information will be provided by a third-party vendor. Jedi group will only be responsible for formatting this data.

STOCK INFORMATION

Members can obtain daily stock information and market prices. It is assumed this data will come from a third party such as infospace.com.

HELP

Sections with the zahp.com web site will be created by Jedi Group based largely on text provided by Silvervision Entertainment. The help section will cover functional features, personalization, registration, and warrants and shares.

"I WANT 2" BEST OF LINKS

This feature will be a click initiated, pull-down menu (located on the zahp.com web site) with several hot links that AHP recommends for each displayed category (i.e. "I WANT 2" BUY RUNNING SHOES sends the member directly to footlocker.com). This feature will have an interface for AHP to add, edit, and delete items in the drop-down list.

MEMBER TRACKING

The zahp.com web site will accumulate demographic data on all members. Jedi Group will create simple, limited reporting features for this data.

MEMBERSHIP

AHP membership allows access to all features, personalization, and share accrual. All visitors will have access to the default functionality, but will not be able to personalize features and will not receive any financial rewards. Registered members will have an interface for editing their personal information.


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
                                                                    7 April 1999

PERSONALIZATION

AHP members will be able to personalize the portal based on their bandwidth and ergonomic preferences.

BANDWIDTH

This preference will allow members with high-speed access to take advantage of a more graphically intense interface, possibly involving multimedia or video (provided by Silvervision Entertainment). Two levels of bandwidth personalization will be offered.

LAYOUT

This preference will allow members to turn most of the features on or off. Members will also be able to choose the screen location of the features. Some features will have additional levels of customization (such as news).

The zahp.com web site will utilize a frames-based layout that always keeps an AHP frame in front of the viewer. Members can decide whether this frame appears at the top or bottom of the screen.

NEW MEMBER REGISTRATION

A New Members link takes visitors to a registration screen which will explain the membership process and provide online forms to fill out.

The registration process will contain up to fifty items and will require that certain information be completely filled out before the online forms are accepted. The registration data will be checked thoroughly and completely for consistency when possible.

Jedi Group assumes that both US residents with domestic addresses and foreign residents will be eligible. A registered individual (member) will have an account opened with AHP and maintained in the zahp.com database. Administrative interfaces will be provided AHP for adding, modifying, and deleting a members and/or member information from the list. Specific reports can also be run on the member registration data.

SIGN IN

A Sign In link will bring up a username/password box that will allow visitors to view their personal zahp.com page. Other members will not have access to the personalized page without logging in. New members would click on the New Member link which brings up the registration page for new members to complete. The registration page consists of a new users pertinent information (i.e. personal profile, demographic questions, preferences, etc.). From this point on, this user would sign in with a username and password to access the shares and use ZAHP.

NOTE: Non-members can use all of the basic functionality of the site. AHP does not want to preclude any member from accessing ZAHP, only from the financial rewards of becoming a member and personalization features.


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
                                                                    7 April 1999


SHARE SCREEN

A Share Screen appears prominently in the top frame displaying the member's share accrual information.


SITE OF THE DAY

An interface will be provided so that AHP can insert a Site of the Day link.


THIRD-PARTY SERVICES

A large amount of the functionality that members have access to will be provided by third-party vendors that Silvervision Entertainment makes arrangements with. (Weather and news are two examples.) Jedi Group assumes that these third-party vendors will be able to provide AHP with usable code to embed the data into our look-and-feel.

Jedi Group may review and recommend third-party vendors for these services, but will rely on Silvervision Entertainment to make all final decisions. Jedi Group will not guarantee third-party services, but will rigorously test these services.


ALERT WINDOW

The top frame will contain a Java Applet that will scroll with various content determined by AHP. Examples include software releases, holidays, and birthdays. Items in this window will be clickable and linked to pages with additional detail. AHP will be provided with an interface to manage the content of this window.


MISCELLANEOUS

The following sections will also be available with text provided by AHP and will not have any special backend functionality:

     + About ZAHP
     + Advertising
     + Contact us
     + FAQ
     + Investor Relations
     + Job Opportunities
     + Make this my Homepage
     + Press
     + Privacy Policy


WARRANTS AND SHARES


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
                                                                  7 April 1999

NOTE: This section attempts to define the policies and requirements for warrants. It does not necessarily indicate programming that Jedi Group will be responsible for during this phase of development. For instance, Jedi Group will not be creating an interface for converting stock, issuing 1099's, or trading shares. However, our database and reporting functions will attempt to take these into account.

The zahp.com web site will implement AHP's plan to offer to the public, warrants, with exercisable rights to convert to common stock. At the time of exercise, the company will issue common stock and immediately transfer such common shares to a brokerage account. The warrants will be obtainable by individuals on a daily basis after completion of a registration process.

Warrants will be issued in series (i.e., Series A followed by Series B). A series would not be concurrent, that is, when one series is completed AHP would issue another (or not) based on a determination to be made by our marketing situation.

A warrant series will consist of a certain number of warrants available to be obtained by the public according to a set of rules. When a warrant series is completed (because all warrants have been acquired), registrants will no longer be able to obtain the warrants and will be so informed when attempting to acquire additional warrants. There may be a delay between a warrant series or a next series may be started immediately.

Each series, as they may exist, may differ in their characteristics.

One variable between series may be the convertibility ratio (CR) of warrants to common stock. For example, if thirty warrants were needed to acquire one share of common stock, then the CR equals thirty.

Since warrant series may have different convertibility, they will need to be concurrently displayable. Namely, a registrant may (in the future) own some quantity of Series A, which with a CR of thirty, some quantity of Series B with a CR of fifty, and so on. We need to discuss an effective way if dealing with the display of multiple series. In any event, additional series should be substantially into the future.

There will be a six-month (or optional alternate) lock-out period from the day the company goes public, after which any and all warrants may be exercised. An individual exercising will indicate the number of shares that will be electronically wired (or some equivalent) from our computers to a brokerage firm with which we have an arrangement. It is possible that such multiple arrangements may be made. In any event, none of this applies until after the lock-out.

A potential characteristic of a warrant is a non-zero exercise price, although the current plan is for a zero exercise price, namely that the company will receive no payment when the registrant exercises the rights. When a series is filed with the SEC, the characterization of the series will be 'fixed in stone' until the series is consumed.



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
                                                                    7 April 1999

Warrants which add up to partial shares of common will not be convertible unless applied toward the next series, if such a series comes to exist. Otherwise, the rights associated with such warrants will never be exercisable and may be cleared from accounts when appropriate.

The rules associated with the earning of warrants may require the registrant to keep an open frame or window for a certain period of time before the warrant is earned. If so, a clock or meter will be displayed to the registrant. In addition, a registrant action at the site may be required to take the available warrant to accrue it. In other words, from sign in, if a frame is kept open for say six hours, a registrant may take an extra share via a hot spot.

The rules of earning, a take on sign in and or a time-based-take will be reset every twenty-four hours. A registrant, therefore, may earn no more than one warrant every twenty-four hours for sign in and an additional one for time-based earning.

The right to acquire common stock (at a certain price if applicable to conversion) will have an associated expiration date (i.e. three years from issue). Warrants which are not converted by then will be removed from a registrant's account.

AHP may choose to force conversion with notice (i.e. 90 days), but only if such a rule is defined in the offering placed with the SEC (same applying to expiration). In any event, partial shares will not be allowed to be converted so the registrants will lose all warrants that fractionally remain after division by the CR.

Jedi Group will build protected interfaces for monitoring and managing shares.

SECURITY
AHP should consider an independent security audit. Jedi Group will recommend and implement security policies, which will need to be weighed against cost. Jedi Group will not be responsible for continued security or situations beyond our knowledge or control.

NOTE: There is no full-proof security. Jedi Group will recommend the most secure policies that we know.

Our suggested security policy will address the following issues:

DEMONSTRATE DUE-DILIGENCE
Jedi Group will test, as much as possible, and to the best of our knowledge.

ELIMINATE KNOWN VULNERABILITIES
Severely limit remote services. Run SATAN, Saint, Crack, Tripwire, etc.


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

INDEPENDENT REVIEW                                           7 April 1999

AHP will be responsible for paying and arranging an independent audit. Jedi Group can recommend someone if needed.

LEVELS OF DETERRENTS

Jedi Group will build as many deterrents as possible while being sensitive to system performance.

OPEN PORT POLICIES

Jedi Group will close as many services as possible and suggest policies to eliminate potential problems.

SYSTEM MAINTENANCE

Jedi Group will not provide system maintenance or regular audits after the end of our contract. AHP will be responsible for this.

TESTING AND RELIABILITY

The AHP portal testing process will ensure that the zahp.com website will work for the majority percentile of Internet members under average-to-high loads. Backups, personalization, site functionality, and transactions will be tested on multiple platforms and browsers. Reliability of such an endeavor consists of many different factors.

BANDWIDTH MANAGEMENT

Jedi Group will recommend systems, policies, and programming that will allow for efficient and managed use of bandwidth. It will be AHP's responsibility to provide the systems and enforce the policies.

CONTINGENCY PLANNING (INCLUDING MANAGED GROWTH)

Jedi Group will present systems that are scalable and present the options and possibilities for future growth. Jedi Group will also present different options for dealing with security breaches and other unmanageable/uncontrollable circumstances.

ENVIRONMENTAL CONTROLS

Jedi Group will recommend collocation facilities with this factor in mind. Verio can and does provide this.


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Fault-tolerance

Jedi Group will use hardware, software, Operating System (OS), and specifications that are tested and proven for reliability. We will recommend policies that allow for the greatest amount of fault tolerance and will implement them as much as possible in our development process.

Hardware Selection

Keeping the components of reliability in mind, Jedi Group will recommend good hardware, software, and OS for this project. It is AHP's responsibility to purchase the hardware, software, OS, and respective maintenance agreements. Jedi Group will be sure to communicate the pros/cons of the systems.

Redundancy

Facilities chosen must have a substantial uninterruptable power supply (UPS) policy which would provide continuous power to the server and the environmental controls. Verio can and does provide this.

The hardware must be purchased with this in mind, using redundant technology, when possible (like RAID and hot-swappable devices).

The OS and software should use proven technologies with a history of long uptimes and good fault tolerance. Jedi Group suggests that Solaris 7 and SUN computers are a solution to this. Perl would be the main development language because of its powerful system capabilities and the ability to tightly integrate into existing and proven Internet technologies.

Remote Management

Jedi Group will recommend systems to be installed to plan for these contingencies. It will be up to AHP to purchase these systems.

   - out-of-bandwidth management
   - remote console port access
   - remote power boot

System Set-up

Jedi Group will construct the original configuration with the various reliability issues in mind.

DOCUMENTATION

One of Jedi Group's main goals for documentation will be to ensure that qualified AHP employees will be able (if necessary) to take over the day-to-day operations of the


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zahp.com web site. Our documentation will be written for a technical audience familiar with the zahp.com web site. We will document network design, software and hardware configuration, programming layers, administration interfaces, web site policies, and backup procedures.

PROCESS AND PROCEDURES

Jedi Group will create procedural standards for the zahp.com web site, proactively avoiding potential accidents, bottlenecks, inefficiencies, and/or lost data.

Access

These procedures will standardize access levels and password policies.

Backup Policies

Jedi Group will document and establish backup rotation policies and recommend equipment to make it easier. It will be up to AHP to follow through on those policies and recommendations. Backup procedures will be created to ensure speedy recovery from potential network disasters. Backup and off-site policies would be written and placed for system maintenance to continually update.

Migration

Policies will be established to formalize the movement of content and programming from the development environment to the production server.

CHANGE ORDERS AND REVISIONS

Jedi Group will make every effort to ensure each development item is approved before proceeding to other items. If changes are requested after an item has been approved, that will be considered a change order that we will charge extra for. Silvervision Entertainment will be informed any time that change orders arise.

Silvervision Entertainment will have one opportunity to submit revisions for each section as it is completed. Additional revisions will result in a change order. Content and functionality that are not specified in this proposal will be added as a change order.

MAINTENANCE AND ONGOING DEVELOPMENT

This project does not include maintenance or on-going maintenance. Jedi Group will produce policy and procedure documentation of all facets of the configuration, design, and programming. Jedi Group members may continue to work on the zahp.com site, but arrangements will have to be made with Silvervision Entertainment separately.

Jedi Group will not provide on going administration of the computer system as a part of this agreement. It is AHP's responsibility to arrange for a knowledgeable UNIX System Administrator/Oracle Database Administrator to take care of the system, back ups, updates and periodic security audits.

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